Exhibit 99.1

Press Release

Safehold Reports First Quarter 2024 Results

NEW YORK, May 6, 2024

Safehold Inc. (NYSE: SAFE) reported results for the first quarter 2024.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investors” section.

Highlights from the earnings announcement include:

—	Q1‘24 revenue was $93.2 million
—	Q1‘24 net income attributable to common shareholders was $30.7 million
—	Q1‘24 earnings per share was $0.43
—	Closed new $2.0 billion unsecured revolving credit facility, replacing previous $1.85 billion aggregate facilities and lowering facility cost
—	Issued $300 million of 10-year unsecured notes at a 6.1% coupon. Realized hedge gains of $21 million, lowering yield to maturity to 5.3%

“Safehold continues to navigate a volatile macro environment, delivering solid earnings and executing on multiple capital raises that provide added liquidity and flexibility,” said Jay Sugarman, Chairman and Chief Executive Officer. “We are pleased to see pipeline activity picking back up, and are well positioned to deploy capital into attractive opportunities and serve our customers.”

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

The Company will host an earnings conference call reviewing this presentation beginning at 9:00 a.m. ET on Tuesday, May 7, 2024. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	888.506.0062
International:	973.528.0011
Access Code:	285932

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on May 7, 2024 through 12:00 a.m. ET on May 21, 2024 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	50475

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About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Pearse Hoffmann
Senior Vice President
Capital Markets & Investor Relations
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com